JOINT VENTURE AGREEMENT

                    THIS AGREEMENT, dated as of September 1, 1984 between BT BALTIMORE, INC., a Delaware corporation ("BT Baltimore"), and BALTIMORE CAPITAL RESOURCES, INC., a Maryland corporation ("Baltimore Capital") (BT Baltimore and Baltimore Capital being hereinafter sometimes referred to, singly, as a "Venturer" and, collectively, as the "Venturers").

W I T N E S S E T H:
WHEREAS, BT Baltimore and Baltimore Capital desire to form a joint venture under the laws of the State of Delaware, upon the terms and conditions and for the purposes hereinafter set forth;
NOW THEREFORE, in consideration of the mutual covenants. Herein after contained, the parties hereto agree as follows:
ARTICLE I DEFINITIONS
As used in this Agreement:

                    "Advance" means any transfer of money or other property, in the nature of a loan, by a Venturer to the Joint Venture or any amount paid for or on behalf of the Joint Venture by a Venturer for which such Venturer is entitled to be reimbursed by the Joint Venture. Contributions to the capital of the Joint Venture pursuant to the terms of this Agreement shall not be deemed to be Advances.

"Affiliated Person" means any Person that is a Venturer or that controls, is controlled by or is under common control with, a Venturer.
"Capital Account" means the account established and maintained for each Venturer pursuant to Section 3.4.

                    "Distribution" means transfer of money or other property to a Venturer, in its capacity as a Venturer, from the Joint Venture, other than reimbursement of expenses of such Venturer in accordance with the terms of this Agreement or a payment in respect of Advances. Property transferred to a Venturer as part of a Distribution shall be valued at its fair market value on the date of transfer.

"Equipment" means commercial aircraft or other equipment satisfactory to the Venturers.
"Effective Date" is defined in Section 7.9 hereof.

                    "Fiscal Period" means the period commencing on January 1 and ending on December 31 in each year; provided that the Fiscal Period during which the Effective Date occurs shall be deemed to commence on such Effective Date and the Fiscal Period in which the Joint Venture is dissolved pursuant to Section 5.1 shall be deemed to end on the date of such dissolution.

"Joint Venture" means the single purpose venture formed by this Agreement.

                    "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

                    "Net Cash Flow" means, for any Fiscal Period, all cash receipts of the Joint Venture in such Fiscal Period derived from the conduct of business in accordance with the terms of this Agreement, reduced by the sum of the following items paid or reserved in such Fiscal Period: (i) all expenses, not including depreciation, of the Joint Venture; (ii) the repayment of any Advances or other amounts borrowed by the Joint Venture; (iii) any other expenditures authorized by this Agreement; and (iv) such reserves for accrued cash operating expenses as the Venturers deem reasonably necessary to the proper operation of the business of the Joint Venture.

                    "Net Income or Net Loss" means, for any Fiscal Period, the difference between the gross receipts of the Joint Venture during such period and all expenses and deductions of the Joint Venture for such period determined in accordance with the generally accepted accounting principles for financial reporting.

"Person" means an individual, a corporation, a partnership, a trust, an unincorporated organization or a government or agency or political subdivision thereof.
"Pro Rata Share" means one-ninth (1/9) for BT Baltimore and eight-ninths (8/9) for Baltimore Capital.
ARTICLE II FORMATION
Section 2.1 Formation. BT Baltimore and Baltimore Capital hereby enter into a joint venture pursuant to the Laws of the State of Delaware and specifically the Delaware Uniform Partnership Law.
Section 2.2 Name. The business of the Joint Venture shall be conducted under the name of BCR-BT Ventures.

                    Section 2.3 Place of Business. The principal office and place of business of the Joint Venture shall be located at 100 West Tenth Street, Wilmington, Delaware 19801, or at such other place or places as the Venturers may from time to time designate.

Section 2.4 Term. The Joint Venture shall commence on the Effective Date and shall continue, unless earlier dissolved in accordance with the terms of Section 5.1,until December 31, 2009.

                    Section 2.5 Purpose. The Joint Venture is formed to purchase and lease Equipment during the term of the Joint Venture to lessees approved by the Venturers and, in furtherance thereof, to take any action and to execute and deliver any documents or instruments necessary or appropriate in connection with such purposes or as otherwise contemplated in this Agreement. The Joint Venture shall not engage in any business or activity or enter into any transaction other than as authorized in this Section.

ARTICLE III FINANCIAL ARRANGEMENTS

                    Section 3.1 Capital Contributions. (a) Each Venturer agrees to contribute to the initial capital of the Joint Venture cash in the amounts set forth in the proposed Participation Agreement dated as of September 1, 1984 among Koninklijke Luchtvaart Maatschappij N.V. (KLM Royal Dutch Airlines), the Joint Venture, PCI-BT Ventures, the Venturers, the Loan Participants named therein, Mercantile-Safe Deposit and Trust Company, as Indenture Trustee and Wilmington Trust Company, as Owner Trustee, subject to the satisfaction of the conditions set forth in such Participation Agreement.

                    (b) From time to time hereafter, if the Venturers so agree, the Venturers shall contribute additional cash amounts to the capital of the Joint Venture to purchase Equipment to be leased to others in the conduct of the business of the Joint Venture, to satisfy the liabilities and Obligations of the Joint Venture, and for such other uses, consistent with the purpose set forth in Section 2.5 hereof, as to which the Venturers shall agree. Neither Venturer shall be obligated to make additional contributions to the capital of the Joint Venture, but if an additional contribution is agreed to by the Venturers, each Venturer shall pay into the Joint Venture its Pro Rata Share of such contribution.

(c) Except as otherwise agreed by the Venturers, no portion of any capital contribution to the Joint Venture shall bear interest.

                    Section 3.2 Net Income or Net Loss. Net Income or Net Loss for each Fiscal Period of the Joint Venture shall be allocated to each Venturer in accordance with its respective Pro Rata Share. Every item of income, gain, loss, deduction, credit or tax preference entering into the computation of Net Income or Net Loss, or attributable to any Fiscal Period during which Net Income or Net Loss was realized, shall be allocated to each Venturer in the same proportion and at the same time as such Net Income or Net Loss is allocated to such Venturer.

                    Section 3.3 Distributions. The Net Cash Flow of the Joint Venture shall be distributed to the Venturers as received. Each Venturer shall receive in each such Distribution an amount equal to its Pro Rata Share of the total amount of such Distribution.

                    Section 3.4 Capital Accounts. A Capital Account shall be established and maintained for each Venturer. The Capital Account for each Venturer shall initially be credited with the amount of its initial contribution to the capital of the Joint Venture, and thereafter shall be increased by the amount of (i) any additional contributions to the capital of the Joint Venture made by such Venturer pursuant to Section 3.1(b) and (ii) any Net Income allocated to such Venturer pursuant to Section 3.2, and shall be decreased by the amount of (x) any Distribution to such Venturer made pursuant to Section 3.3 and (y) any Net Loss allocated to such Venturer pursuant to Section 3.2.

                    Section 3.5 Rights to Capital Accounts and Distributions. No Venturer shall have the right to demand the return of or to withdraw any portion of its contributions to the capital of the Joint Venture, except to the extent capital is required to be distributed pursuant to Section 3.3. No Venturer shall have any right to priority over the other Venturer as to any Distribution.

                    Section 3.6 Expenses. The Joint Venture shall pay (or shall reimburse a Venturer who shall have paid) all expenses incurred in connection with the organization, qualification and conduct of business of the Joint Venture, including without limitation the reasonable fees and expenses of legal counsel, accountants or others retained pursuant to Section 6.2, and shall reimburse each Venturer for the actual amount or fair market value of services and facilities contributed to the Joint Venture in connection with the maintenance of books and records of the Joint Venture or the furnishing of financial statements pursuant to Section 6.1 hereof, and the provision of office space, supplies and clerical and other services relating to the Joint Venture and its business.

Section 3.7 Advances. A Venturer may, with the consent of the other Venturer, make Advances from time to time to the Joint Venture on such terms and conditions as to which the Venturers may agree.
ARTICLE IV MANAGEMENT
Section 4.1 Business of the Joint Venture. Each Venturer shall have equal rights in the management and conduct of the business of the Joint Venture.
Section 4.2 Restrictions on Rights and Powers. Without the consent of both Venturers, neither Venturer shall have the right to:
(a) Do any act in contravention of this Agreement;
(b) Do any act that would make it impossible to carry on the ordinary business of the Joint Venture;
(c) Confess judgment against the Joint Venture;
(d) Possess Joint Venture property, or assign its interests or rights in specific Joint Venture property, for other than a Joint Venture purpose;
(e) Borrow money or give any guaranty on behalf or in the name of the Joint Venture, or mortgage, pledge, grant a security interest in or otherwise encumber any property of the Joint Venture;
(f) On behalf or in the name of the Joint Venture, make, execute, deliver, accept or endorse (except for collection) any promissory note or commercial paper belonging to the Joint Venture;
(g)

Assign, transfer, pledge, compromise or release any claim or debt due the Joint Venture, except upon payment in full thereof, or arbitrate or consent to the arbitration of any dispute or controversy to which the Joint Venture is a party or in which it has an interest;

(h)

On behalf or in the name of the Joint Venture, make, execute, or deliver any assignment for the benefit of creditors or any bond confession of judgment, warrant of attorney, power of attorney, indemnity bond or surety bond;

(i) Cause the Joint Venture to do business in or otherwise become subject to the taxing powers of any jurisdiction other than the United States and Delaware;
(j) Purchase, sell or lease or enter into any written or oral contract for the purchase, sale or lease of Equipment or other property;
(k) On behalf or in the name of the Joint Venture, make any obligation or enter into any undertaking for the accommodation of any other Person, whether as endorser, surety, guarantor, or otherwise;
(l) On behalf or in the name of the Joint Venture, enter into any contract, lease, agreement or undertaking; or
(m) On behalf or in the name of the Joint Venture, employ any Person.

                    Section 4.3 Liability. No Venturer shall incur any liability for any mistake or error in judgment made in good faith and in the exercise of due care in connection with the conduct of the business of the Joint Venture, and no Venturer shall be deemed to have violated any of the provisions of the Agreement for any such mistake or error.

Section 4.4 Right to Admit Venturers. There shall be no right to admit additional Venturers to the Joint Venture.

                    Section 4.5 Indemnification by Venturer Acting Unilaterally. As provided in Sections 4.1 and 4.2 hereof, all contracts which inure to the benefit of, or impose obligations upon, the Joint Venture or either of the Venturers must be agreed to by both Venturers. Should either Venturer, through its unilateral action, without the consent of the other Venturer having been first obtained, cause the Joint Venture to become obligated or indebted for any amount whatsoever through contract, lease, sale, purchase or otherwise, said contracting Venturer agrees to indemnify and hold the other Venturer harmless for all losses, costs, expenses, and subsequent charges, costs, and liabilities incurred by the Joint Venture as a result of any such unilateral action by said Venturer which is binding upon the Joint Venture.

ARTICLE V, DISSOLUTION
Section 5.1 Events of Dissolution. The Joint Venture shall be dissolved if:

                    (a) Proceedings in bankruptcy, or for the reorganization, of a Venturer, or for the adjustment of any or all of its debts, under the Federal Bankruptcy Code, or any part thereof, or under any other laws, whether state or Federal, for the relief of debtors, now or hereafter existing, shall be commenced by a Venturer, or shall be commenced against a Venturer and shall not be discharged within thirty (30) days of its commencement, or a receiver or trustee shall be appointed for-a Venturer or any part of its assets, or any proceeding shall be instituted for the dissolution or the full or partial liquidation of a Venturer, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceeding shall not be discharged within thirty (30) days of its commencement; or

(b) The Venturers shall unanimously consent to dissolve the Joint Venture; or
(c) All Equipment owned by the Joint Venture shall be sold, destroyed or otherwise disposed of.

                    Section 5.2 Liquidation. In the event that the Joint Venture shall be dissolved for any reason whatsoever (including, without limitation, termination of the Joint Venture pursuant to Section 2.4 hereof), a full and general accounting of its assets, liabilities and transactions shall be taken. The assets of the Joint Venture shall be sold and turned into cash as soon as possible and all debts and other amounts due the Joint Venture shall be collected. The proceeds thereof shall thereupon:

(a) First, be applied to discharge the debts and liabilities of the Joint Venture (including all Advances not theretofore repaid) and the expenses of liquidation;

                    (b) Second, be disbursed as a Distribution in liquidation to the Venturers, ratably in accordance with the respective amounts of their Capital Accounts, until such Capital Accounts have been reduced to zero or such proceeds fully disbursed; and

(c) Third, be disbursed as a Distribution in liquidation to the Venturers in accordance with their respective Pro Rata Shares, until all such proceeds remaining are disbursed.

No Venturer shall have the right to demand or receive property in kind as part of its Distribution in liquidation of the Joint Venture, or to enjoy any right to priority over the other Venturer as to such Distribution.

ARTICLE VI MISCELLANEOUS SUBSTANTIVE PROVISIONS

                    Section 6.1 Books and Records; Financial Statements. Full and accurate books of account shall be maintained for the Joint Venture, showing the condition of the business and finances of the Joint Venture, and shall be kept at such place as the Venturers may from time to time designate. Each Venturer shall have access to such books of account and shall be entitled to examine them at any time during ordinary business hours. As soon as practicable after the close of each Fiscal Period, the independent public accountants retained by the Joint Venture pursuant to Section 6.2 shall prepare, in accordance with generally accepted accounting principles consistently applied to such Fiscal Period except as otherwise noted, financial statements setting forth the financial position of the Joint Venture as of the end of such Fiscal Period and the results of operations of the Joint Venture for such Fiscal Period. A true and complete copy of such financial statements, together with the report of the independent public accountants on the audit of such financial statements, shall be provided to each Venturer as soon as they are available. Such independent public accountants shall prepare the income tax returns applicable to the Joint Venture. Such tax returns shall be provided to the Ventures within 45 days before the same are required to be -filed without regard to applicable extensions, and the Venturers shall be entitled to give comments to the Joint Venture related to the preparation thereof until 15 days before such tax returns are required to be filed without regard to applicable extensions.

The Joint Venture books shall be kept on the cash basis for Federal income tax purposes and in accordance with generally accepted accounting principles for financial reporting.

                    Section 6.2 Agents. In connection with the Joint Venture's day to day activity, the Venturers shall have the power to employ investment counsel, brokers, accountants and attorneys to act in the Joint Venture's behalf, as may be deemed necessary, incidental or convenient to the proper administration of the Joint Venture property and business. The Joint Venture shall regularly retain independent public accountants, with a nationally recognized standing and reputation reasonably satisfactory to both Venturers, to audit and prepare the financial statements of the Joint Venture pursuant to Section 6.1.

Section 6.3 Checks and Notes. All checks, demands for money and notes of the Joint Venture shall be signed by such person or persons as the Venturers may from time to time designate.

                    Section 6.4 Conflicts of Interest. A Venturer may engage in or possess interests in other business ventures of any kind or description for its own account, including without limitation ventures engaged in the purchasing or leasing of Equipment. Neither the Joint Venturer nor the other Venturer shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom. The Joint Venture may acquire property or services from, and may enter into leases and other contracts with, Affiliated Persons.

                    Section 6.5 Use of Name. The name of the Joint Venture shall belong to and may be used by the Joint Venture, and shall not be sold or otherwise disposed of, so long as the Joint Venture shall continue in existence.

                    Section 6.6 Bank Accounts. The Joint Venture shall maintain a bank account or bank accounts in the Joint Venture's name in one or more national or state banks in the State of Delaware. Checks and drafts shall be drawn on the Joint Venture's bank accounts for the Joint Venture' s purposes only. Available funds of the Joint Venture may be invested for such time as they are not needed in the ordinary course of the business of the Joint Venture, in such investments as the Venturers shall designate.

ARTICLE VII MISCELLANEOUS PROCEDURAL PROVISIONS
Section 7.1 Notices. Any and all notices provided for herein shall be given in writing, by registered or certified mail, return receipt requested, addressed to each Venturer as follows:
(a) if to BT Baltimore: 280 Park Avenue New York, New York 10017 Attention: Officer-in-Charge Lease Financing Group
(b) if to Baltimore Capital: Gas and Electric Building Charles Center Baltimore, Maryland 21201 Attention: Secretary
A notice given hereunder shall be deemed to have been given on the date set forth on the return receipt as the date of receipt by the Venturer to whom such notice is given.
Section 7.2 Amendments and Modifications. This Agreement may be amended or modified only upon the execution by each Venturer of a writing setting forth such amendment or modification.

                    Section 7.3 Binding Effect; Assignment; Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the Venturers. No Venturer shall have the right to assign any of its rights or obligations under this Agreement, or its interest in the Joint Venture, except to a corporation that is an Affiliated Person as to such Venturer, or to any other Person upon the prior written consent of the other Venturer; provided, that (i) such assignment will not constitute a dissolution or a termination of the Joint Venture for Federal income tax purposes, or cause any portion of any investment tax credit or depreciation in respect of any Equipment to he recaptured or disallowed for Federal income tax purposes, and (ii) such Person may lawfully become a Venturer. No Person entitled to become a Venturer under this Section by virtue of an assignment shall become a Venturer until this Agreement, or a separate agreement by which such Person agrees to be bound by the terms of this Agreement, shall have been signed by such Person, and all registrations, filings and other acts required to record the assignment to such Person of an interest as a Venturer in the Joint Venture shall have been completed. This Agreement constitutes the entire agreement between the Venturers as to the subject matter hereof.

                    Section 7.4 Further Assurances. Each Venturer hereby agrees, for itself and its respective successors and assigns, to execute any and all instruments and to take any and all actions that are or may become necessary or proper to carry out the intent of this Agreement.

                    Section 7.5 Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision and, to this end, the provisions hereof are severable.

                    Section 7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be taken to be an original, but all of which, together, shall be taken to be but one instrument.

Section 7.7 Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.

                    Section 7.8 Applicable Law. This Agreement shall be subject to and governed by the Laws of the State of Delaware and specifically the Delaware Uniform Partnership Law, without regard to the rules of conflicts of law.

                    Section 7.9 Effective Date. This Agreement shall be effective on the date it is executed by the Venturers. For convenience of reference, this Agreement is dated as of September 1, 1984 but the actual date of execution by the parties hereto is the date set forth opposite their signatures.

                    Section 7.10 Headings. Headings of the Articles and Sections of this Agreement have been included for convenience of reference only and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Agreement.

                    Section 7.11 Gender and Number. As used herein, unless the context clearly indicates the contrary, the singular number shall include the plural,' the plural the singular and the use of any gender shall be applicable to all genders.

IN WITNESS WHEREOF, the undersigned have executed this Joint Venture Agreement on the date set forth on the first page hereof.
Date: September 13, 1984	BT BALTIMORE, INC. By /s/ JAMES J. CONROY
Date: September 13, 1984	BALTIMORE CAPITAL RESOURCES, INC. By /s/